Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2010

HOUSTON, February 28, 2011 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $20.9 million, or $0.52 per diluted share for the three months ended December 31, 2010, versus net income of $28.7 million, or $0.72 per diluted share for the fourth quarter of 2009. The fourth quarter 2010 results include an after-tax charge of $4.8 million, or $0.12 per diluted share, related to the recognition of employment contract termination expenses resulting from the termination of Larry E. Reimert’s employment as Co-Chief Executive Officer of the Company due to health related issues. In addition, the fourth quarter 2010 results include an after-tax charge of $1.3 million or $0.03 per diluted share, related to the settlement of assessments regarding state taxes on the importation of goods into the State of Rio de Janeiro, Brazil. Total revenues were $141.6 million during the quarter ended December 31, 2010 compared to $141.3 million for the same period in 2009.

For the twelve months ended December 31, 2010, net income was $102.2 million, or $2.55 per diluted share, compared with net income of $105.1 million, or $2.66 per diluted share, for the same period in 2009. The full year results for 2010 include pre-tax charges of $6.9 million related to the termination of Mr. Reimert’s employment contract and pre-tax charges of $7.8 million related to the settlement of state tax assessments regarding the importation of goods into the State of Rio de Janeiro, Brazil. The full year results for 2009 include a pre-tax charge of $5.2 million related to the recognition of employment contract termination expenses resulting from the death of Gary D. Smith, one of the Company’s Co-Chief Executive Officers, during the third quarter of 2009. Revenues for the twelve months ended December 31, 2010 were $566.3 million, compared to $540.2 million for the same period in 2009.

In addition, the Company announced that its backlog at December 31, 2010 was approximately $627 million, compared to its December 31, 2009 backlog of approximately $563 million. The Company believes that the drilling moratorium and subsequent permitting delays could have a significant negative impact on revenues related to subsea equipment and services in the U.S. Gulf of Mexico during 2011. Accordingly, the Company expects its earnings per diluted share for the quarter ending March 31, 2011 to approximate $0.50 to $0.60 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico (including the effects of governmental regulations and permitting delays), the Company’s international operations (including political tensions in the Middle East, Africa and elsewhere), operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenues	$141,595	$141,339	$566,251	$540,204
Cost and expenses:
Cost of sales	81,822	82,609	322,607	310,293
Selling, general and administrative	15,958	14,777	61,069	55,474
Engineering and product development	7,978	7,318	29,202	27,173
Special items	8,759	—	14,660	5,224

	114,517	104,704	427,538	398,164

Operating income	27,078	36,635	138,713	142,040
Interest income	86	97	321	507
Interest expense	(78)	(59)	(131)	(156)

Income before income taxes	27,086	36,673	138,903	142,391
Income tax provision	6,212	7,994	36,677	37,250

Net income	$20,874	$28,679	$102,226	$105,141

Diluted earnings per share	$0.52	$0.72	$2.55	$2.66

Weighted average shares – diluted	40,196	39,822	40,060	39,538

Depreciation and amortization	$5,589	$4,652	$20,875	$17,997

Capital expenditures	$26,230	$6,636	$74,815	$44,749